ARTICLES OF INCORPORATION


         On this thirty first day of May, nineteen hundred and ninety-six, appeared before me, Mr Cornelis Everardus Martinus van Steenderen, civil law notary, practicing at Rijswijk (South Holland, The Netherlands):

         Theodor Franciscus Hubertus Reijnen, civil law Notary awaiting Crown appointment, residing at 2264 KM Leidschendam, Schadeken 207, a married man, born at Nijmegen on the second day of January Nineteen hundred -and sixty-three and holder of a valid passport of the Kingdom of the Netherlands, number W687635,

         The appearer declared:

-- that the general meeting of shareholders of the private limited company ICTS HOLLAND Production B.V., registered office at The Hague, and whose place of business is at 1185 ZH Amstelveen, Binderij 7G, which company was incorporated by deed executed on October ninth nineteen hundred and ninety- two before Mr J. van Elswijk, civil law notary, resident at Rotterdam and the Articles of Association of which company have been altered most recently by deed executed on March eighth, nineteen hundred and ninety-five before Mr. R.G.M.C. ridder van Rappard, civil law notary, resident at Rotterdam, has resolved to:

         a.       conversion into a company limited by shares ("N.V."); and

         b.       alter and lay down over again its Articles of Association;

-- that he, the appearer, has been appointed by that resolution to apply for the required declaration of no objection on the draft of the present deed, and has been authorized to make the changes which may be required by or on behalf of the Minister of Justice and furthermore has been authorized to have the deed executed and signed;

-- that said resolution and said appointment and authorization are apparent from a writing to be attached to this deed;

-- that an expert as referred to in section 393 Volume of the Netherlands Civil Code has given the certificate as referred to in section 72 subsection part b of Volume 2 of the Netherlands Civil Code, which certificate shall be attached to this deed;

-- that the MMinistry ofJustice on the sixteenth day of April nineteen hundred and ninety-six under number B.V. 440.855 has declared that no objections have

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         been  found to exist;  the draft of this deed on which the  declaration that no objection have been found to exist is noted shall be attached to this deed.

         The appearer, acting as aforementioned, declared to convert the private limited company into a company limited by shares and to amend and lay down over again the Articles of Association of said company as follows:

                                              ARTICLES OF ASSOCIATION

Name and registered office.                          .

Article 1.

1. The name of the Company limited by shares is: ICTS INTERNATIONAL N.V. and has its registered office in Amstelveen, The Netherlands.

2.       The Company has been established for an indefinite period of time.

Objects.

Article 2.
                                         .
1.       The objects for which the Company has been established are:

a. to advise and render other services regarding the security of persons and goods and to arrange for (cause others to arrange for) such security by order of companies, government bodies and private persons; in particular but not exclusively: to (have others) install, manage and check security systems for the prevention and control of crime and terrorism in and around grounds, buildings, installations, vessels and aircraft;

b. to acquire and dispose of participation or other interests in companies and enterprises, whether or not together with others, to cooperate with companies and enterprises and to manage the same;

c. to acquire, manage, commercially exploit, encumber, dispose of property including intellectual and industrial property rights, and to invest capital;

d. to grant loans or cause the granting of loans, in particular, but not exclusively, to legal persons and companies which are subsidiaries and/or group companies of the company or in which the Company has a participation, all with due of observance of the statutory provisions and to draw loans or to cause the drawing of loans;


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e. to enter into  agreements by which the company commits itself as guarantor or joint and several, debtor, warrants performance by a third party or commits itself besides or on behalf of others, in particular, but not exclusively, for the benefit of legal persons and companies as referred to under d, all with due observance to the provisions of paragraph 2 of this article;

f. to perform any and all acts which are related or maybe conducive to the foregoing;

g. to engage in any other lawful act or activity for which companies may be organized under the Netherlands Civil Code, as amended from time to time.

2. Unless the provisions of section 98c of Book 2 of the Netherlands Civil Code apply, the Company may not stand surety, give price guarantees, enter into agreements by which the Company commits itself as guarantor or joint and several debtor, warrants performance by a third party or commits itself besides or on behalf of others, with an eye to the taking or acquiring by others of shares in its capital or depo sitary receipts thereof.

Capital.

Article 3.

The authorized capital of the Company is ten million guilders (NLG 10,000,000), divided into ten million (10,000.000) common shares, with a nominal value of one guilder (NLG 1.) each.

Definitions.                                        .

Article 4.

1. In these Articles of Association the following terms shall have the following meaning:

          a. Management Board/Managing Director(s): the management/managing officer(s) within the meaning of Book 2 of the Netherlands Civil code;-

          b. Supervisory Board/Members of the Supervisory Board: the supervisory board/members of the supervisory board within the meaning of Book 2 of the Netherlands Civil Code;

         c.       shares: shares in the capital of the Company;

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          d. the General Meeting: the body of the Company formed by shareholders and other persons entitled to vote;

          e. the General Meeting of Shareholders: the meeting of shareholders and other persons entitled to attend the General Meeting;

          f. the Annual Meeting: The General Meeting of Shareholders held for the purpose of discussion and adoption of the annual accounts;

          g. annual accounts: the balance sheet and the profit and loss account with the explanatory notes thereon, both in drafted and adopted form, unless the context shows differently;

          h. the law: the law of The Netherlands.

          2. In these Articles of Association the term "in writing" shall also mean: by telegram, by telex or by telecopier.

Shares: share certificates.
                           .
Article 5.

1.       The shares may not be divided into sub-shares.

2.       The shares shall be registered shares.

3.       Registered shares shall be available:

          -- in the form of an entry in the share register without issue of a share certificate ("uncertificated shares"); or

          -- at the option of the shareholder, in the form of an entry in the share register with issue of a certificate ("certificated shares").

4. Upon request of a shareholder collective share certificates for any number of shares may be issued to that shareholder. Where these Articles of Association refer to share certificates this term shall include collective share certificates.

5. Share certificates shall be signed by or on behalf of the Management Board either by original signature or by printed facsimile.

6. Subject to the approval of the Supervisory Board the Management Board can determine that for the trade at foreign Exchanges share certificates shall be issued

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          complying with the  requirements  set by said foreign  Exchange(s) and not provided with any dividend sheet.

7. The shareholder may, upon his request, have issued to him one or more share certificates for his shares.

8. Damaged, but in the opinion of the Management Board still identifiable share certificates, may be exchanged by the Management Board for duplicates; the Management Board shall in that case ensure that the damaged documents are destroyed. For the destroyed or lost share certificates, the Management Board may issue duplicates, while complying with such requirements as the Management Board shall determine. Each document newly to be issued shall be clearly provided with the word: "duplicate" and shall bear the same specification as the document which it is to replace. The issue of the duplicate shall render the document which it replaces null and void. All costs of implementation of the provisions of this paragraph shall be for the applicants account, unless determined otherwise by the Management Board.

Usufruct and pledge on shares.  Delivery of title to shares.
                                              .
Article 6.

1.       Shares may be encumbered with usufruct.

2. Shares may be pledged as security. A pledge may also be created without acknowledgment by or service on the Company.

3. A shareholder without the right to vote as a result -of a qualified right created on his shares and a usufructuary and pledgee with the right to vote shall have the rights granted to holders of depositary receipts issued with the cooperation of the Company under the law. Usufructuaries and pledgees of shares without the right to vote shall not have such rights.

Notification of place of residence and address. Notices and communications. Register of shareholders.

Article 7.

1. With due regard to the provisions of the law in respect of registered shares a register shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Management Board, may, in whole or in part, be kept in more than one copy and at more than one place. As long as shares in the Company are quoted on the NASDAQ National Market, a part of the share register may be kept in New York.


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2. Each shareholder's  name, his address and such further data as the Management
Board deems desirable, whether at the request of a shareholder or not, shall be entered in the register.

3. The form and the contents of the share register shall be determined by the Management Board with due regard to the provisions of paragraphs 1 and 2 of this Article.

4. Upon request a shareholder shall be given free of charge a declaration of what is stated in the register with regard to the shares registered in his name, which declaration may be signed by a specially authorized person to be appointed by the Management Board for this purpose.

5. The provisions of the preceding four paragraphs shall equally apply to those who hold a right of usufruct or lien on one or more shares, with the proviso that the other data required by law must be entered in the register.

Transfer of shares

Article 8.

1. The transfer of shares and the creation and the transfer of a limited right thereon shall take place in accordance with the applicable provisions of the law.

2. The allotment of shares on the partitioning of any joint property shall take place in accordance with the applicable formalities for transfer of shares in such situations.

Issue of shares. Payment
 .
Article 9.

1. The General Meeting or, as the case may be, the Supervisory Board if and to the extent that it has been designated thereto by the General Meeting shall decide in respect of the issue of shares; if the Supervisory Board has been designated thereto, the General Meeting may not decide in respect of the issue as long as the designation is in effect.

2. The General Meeting or, as the case may be, the Supervisory Board shall determine the price of issue as well as the other conditions of issue, the payment in foreign currencies on shares included.

3. If the Supervisory Board is designated as authorized to decide on the issue of shares, such designation shall specify the number of shares which may be issued. Such designation shall also determine the duration of the designation which may not

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exceed five years.  The  designation  can be renewed  each time for a period not exceeding five years. Unless stipulated otherwise upon designation, it may not be withdrawn.

4. The provisions of paragraphs 1 through 3 of this Article shall apply mutatis mutandis to the granting of rights to take shares, but shall not apply to the issue of shares to a person who exercises a previously acquired right to take shares.

5.       The Company may not subscribe for its own shares.

6. Shares shall never be issued below nominal value, without prejudice to the provisions of Section 80, Subsection 2 of Book 2 of the Netherlands Civil Code.

7. Payment shall be made in cash insofar as another form of payment has not been agreed upon, with due observance of the relevant provisions of the law. Payment may only be made in foreign currencies with the permission of the Company and, furthermore, with due observance of the relevant provisions of the law. preemptive right upon issue .

Article 10.

1. On the issuance of common shares, each holder of common shares shall have a right of pre-emption in proportion to the aggregate nominal value of his common shares, with due observance of the relevant limitations set by law. Holders of common shares shall have a similar right of pre-emption if options are granted to subscribe for common shares.

2. The right of pre-emption may, subject to due observance of the relevant provisions of the law, be limited or excluded by the General Meeting or by the Supervisory Board designated in this respect by resolution of the General Meeting for a fixed period of time not exceeding five years. Such a designation may only be made if the Supervisory Board is also or simultaneously designated as the body authorized to, issue shares.

Acquisition by the Company of its own shares.            Reduction of capital.

Article 11.

1. Any acquisition by the Company of partly paid shares in its own capital shall be null and void.

2.   The Company may acquire fully paid up shares for no consideration or if:


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         a.       its shareholders  equity,  reduced by the acquisition price is not less than the paid and called up part off the capital Increased by the reserves which must be maintained by law or these Articles of Association;

         b. the nominal amount of the shares in its capital to be acquired and already jointly held by the Company and its subsidiaries does not exceed one-tenth of the issued capital.

3. The factor deciding whether the acquisition is valid shall be the amount of the shareholders equity as shown in the most recently adopted balance sheet, reduced by the acquisition price of shares in the capital of the Company and any payments from profit or reserves from third parties, which became due by the Company and its subsidiaries after the balance sheet date. In the event that more than six months of a financial year have passed without the annual accounts having been adopted, acquisition in accordance with paragraph 2 other than for no consideration, shall not be permitted.

4. The Company may acquire shares in its own capital other than for no consideration only after the General Meeting has authorized the Management Board thereto. This authorization shall be valid for a period not exceeding eighteen months. In the authorization the General Meeting shall determine how many shares may be acquired, how they may be acquired and between which limits the price should be. No authorization shall be required, insofar as the Articles of Association permit the Company to acquire its own shares for the purpose of transferring the same to employees of the Company or of a group Company under a scheme applicable to such employees such shares must be officially listed on an exchange.

5. The preceding paragraphs shall not apply in respect of shares acquired by the Company by universal succession.

6. The term shares where used in the preceding paragraphs of this Article shall include depositary receipts of shares.

7. Acquisition of shares in violation of the provisions of this Article shall be null and void. The Managing Directors shall be jointly and severally liable vis-a-vis the transferor in good faith who suffers a loss as a result of such nullity.

8. On proposal of the Supervisory Board, the General Meeting may decide to reduce the issued capital by withdrawing shares or by reducing the amount of shares by alteration of the Articles of Association. In such resolution the shares to which the resolution relates shall be designated and the implementation of the resolution shall be arranged. The paid up and called part of the capital may not be reduced below the minimum capital prescribed at the time of the resolution.


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9. A resolution to withdraw may only relate to shares held by the Company itself or the depositary receipts whereof are held by the Company.

10. Partial repayment in respect of shares or dispensation of the obligation to pay up shall be possible only in the implementation of a resolution to reduce the amount of the shares. Repayment or dispensation shall be effected proportionally in respect of all shares. The requirement of proportionally may be deviated from with the approval of all shareholders concerned.

11.The notice convening a meeting at which a resolution referred to in paragraph 8 or 10 of this Article shall be passed, shall state the object of the reduction of capital and the manner of implementation. The provisions of Article 21 of these Articles of Association shall apply mutatis mutandis.

12.The Company shall deposit the resolutions referred to in paragraphs 8 or 10 of this Article at the office of the commercial register and shall announce the deposit in a national daily newspaper.

Joint owners of a share.

Article 12.

         If more than one person jointly possess rights in respect of a share, such joint owners may exercise such rights only by having themselves represented vis-a-vis the Company by one person.

Management and supervision.

Article 13.

1. The Company shall be managed by a Management Board consisting of one or more Directors. The Management Board shall be under the supervision of a Supervisory Board consisting of one or more Members. Only natural persons are capable of being Members of the Supervisory Board.

2. The number of Managing Directors and Members of the Supervisory Board shall be determined by the General Meeting.

3. The remuneration and the further terms of employment of each of the Managing Directors shall be determine by the Supervisory Board. The General Meeting can grant a remuneration to one -or more Members of the Supervisory Board.

4. The Managing Directors and Members of the Supervisory Board shall be appointed by the General Meeting. The Members of the Supervisory Board shall be

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appointed for an indefinite period of time. The Supervisory Board can make recommendations for Managing Directors or Members of the Supervisory Board.

5. A person who has attained the age of seventy-two years cannot be appointed to be a Member of the supervisory Board. A Member of the Supervisory Board shall retire at that latest on the day on which the Annual Meeting is held in the financial year in which he attains the age of seventy-two years.

6. Managing Directors and Members of the Supervisory Board may be suspended or removed from office by the General Meeting at all times. Besides, Managing Directors can at all times be suspended by the Supervisory Board, the reasons for such suspension being stated.

7. If in the event of suspension of a Managing Director or a Member of the Supervisory Board the General Meeting has not within three months after the effective date of suspension resolved to remove him from office, the suspension shall end. The suspended Managing Director or Member of the Supervisory Board shall be given the opportunity to account for his actions to the General Meeting and may have himself assisted for that purpose by a legal adviser.

Management Board

Article 14
                                           .
1. Subject to these articles and the relevant provisions of the law, the Management Board is entrusted with the management of the Company. The Management Board represents the Company. Moreover, the Company can be represented by two Managing Directors acting jointly. If a member of the Management Board has a conflict of interest with the Company, such member of the Management Board will immediately notify the Supervisory Board of any such conflict and the Company will not be represented by a Managing Director in such matter. In such situations, the Supervisory Board shall be authorized to appoint a disinterested person, either from within or outside of the supervisory Board, to represent the Company.

2. If there is more than one member of the Management Board, such members may divide their activities between or among themselves in such fashion as they -- shall mutually agree, subject to review and modification, it appropriate, by the Supervisory Board.

3. The Management Board is authorized to appoint persons who may represent the Company and to grant such persons any title and power as it deems appropriate.

4. Members of the Management Board serve until their resignation, death or removal.

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5. If one or more  Managing  Directors  are  absent or unable to act,  the other
Managing Directors or the sole remaining Managing Director shall be temporarily entrusted with the entire management. In the event that all Managing Directors are absent or unable to act, a person appointed to this end for an indefinite period of time by the Supervisory Board from among or not from among its members shall temporarily be charged with the entire management.

Supervisory Board.

1. It shall be the duty of the Supervisory Board to supervise the conduct of affairs by the Management Board and the general course of business in the Company and in the business connected with it. It shall assist the Management Board by advice. In the accomplishment of their task the Members of the supervisory Board shall be guided by the interests of the Company and of the business connected with it.

2. The Management Board shall furnish the Supervisory Board in due time with the particulars which the latter needs for the performance of its task and shall, besides, furnish each Member of the Supervisory Board with all the information about the Company's affairs which he may desire. The Supervisory Board shall be authorized to inspect and to cause to be inspected all the books, records and correspondence of the Company; each Member of the Supervisory Board shall at all times have access to all the buildings and grounds used by the Company.

3. In the accomplishment of its task the Supervisory Board may call in the assistance of experts at the Company's expense.

4.       The Supervisory Board shall appoint one of its members to be chairman.

5. Each Member of the Supervisory Board as well as the Management Board shall be entitled to convene a meeting of the Supervisory Board. At a meeting of the supervisory Board a Member of the Supervisory Board may have himself represented by another Member of this Board, appointed by an instrument in writing.

6. The supervisory Board shall pass resolutions by an absolute majority of votes. In case of an equality of votes the proposal shall be regarded as rejected.

7. The Supervisory Board can also pass resolution without holding a meeting, provided this is done in writing, each of the Members of the Supervisory Board has cast his vote and none of them has opposed this manner of passing resolutions. A resolution shall then have been passed if more than half of the number of Members of the Supervisory Board have pronounced in favor of the proposal.


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8. If there is only one Member of the  Supervisory  Board, he shall have all the powers and obligations conferred or imposed respectively upon the Supervisory Board and its chairman by these Articles of Association.

General Meeting of Shareholders.

Article 16                                            .

1. General Meetings of Shareholders shall be held in the place where the Company has its registered office or in Amsterdam, Rotterdam or The Hague. Lawful resolutions may be passed at a General Meeting of Shareholders held elsewhere than in the preceding sentence, only if the entire issued capital is represented.

2. At least one General Meeting of Shareholders shall be held each year, not later than six months after the -end of the financial year.

3. The Managing Board and the Supervisory Board shall be equally entitled to convene a General Meeting of Shareholders. The Managing Board and the Supervisory Board shall be required to call a General Meeting of Shareholders if one or more shareholders jointly representing at least one tenth of the issued capital shall so request in writing, thereby stating the subjects to be considered in detail. If in such case neither the Managing Board nor the Supervisory Board have taken such measures that the -General fleeting of Shareholders can be held within six weeks of the request, each of the shareholders concerned shall be authorized to call a General Meeting of Shareholders themselves with due observance of the relevant provisions of these Articles of Association.

4. All convocations of General Meetings of Shareholders and all notifications to shareholders and beneficiaries of a usufruct and pledgees to whom voting rights have been granted shall be made by letter mailed to their addresses as shown in the register of shareholders.

5. Communications which by law or the Articles of Association must be addressed to the General Meeting may be made by inclusion either in the notice calling the meeting or in the document deposited for inspection at the office of the Company and in a place in Amsterdam provided that this is stated in the notice calling the meeting. The notice shall be sent no later than on the fifteenth day prior to the day of the meeting.

6. If the entire issued capital is represented at the meeting as well as all other persons who by virtue of the law or these Articles of Association must be called to the meeting legally valid resolutions may be passed by the General Meeting of Shareholders about all subjects put forward for the vote, provided that they are passed

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unanimously even if the requirements set by law or these Articles of Association in respect of the notice of the General Meeting of Shareholders were not observed.

7. Each shareholder and each person to whom the law grants this right shall be authorized, in person or by a proxy appointed in writing, to attend and address the General Meeting of Shareholders. Before he is granted access to a meeting a shareholder, a person as referred to in the previous sentence or their proxy shall sign an attendance list and state his name and, insofar as applicable, the number of votes which he may cast. A proxy shall also state the name of the person he represents.

8. Members of the Supervisory Board, Members of the Management Board and any other persons who have the right of access pursuant to law shall have access to the General Meeting of Shareholders. In addition, the General Meeting may decide on the admittance of persons other than the persons referred to in the previous sentence. Members of the Supervisory Board and Members of the Management Board shall have an advisory voice at the General Meeting of Shareholders.

Article 17.

1. The General Meeting of Shareholders shall be presided over by the Chairman of the Supervisory Board or, in his absence, by a member of the Supervisory Board selected by the supervisory Board acting as a body. The Supervisory Board has the authority to designate a person who is not a member of the Supervisory Board as chairman of the General Meeting of Shareholders. If no members of the Supervisory Board are present, the General Meeting of shareholders shall be presided over by the person appointed for that purpose by the General Meeting itself.

2. Unless a notarial record is drawn up, minutes of the meeting shall be kept by a person designated thereto by the Chairman who can also appoint himself as such, which minutes shall be confined at that or the next meeting by the General Meeting and which shall be signed in evidence thereof by the Chairman and the person keeping the minutes of that meeting. Each Managing Director, as well as one or more holders of shares representing at least one tenth of the issued capital may determine that a notarial record be drawn up. The cost of a notarial record shall be for the account of the Company.

Voting at General Meeting of Shareholders

Article 18

1.       Each share carries the right to cast one vote.

2. Resolutions may be adopted only when a quorum of at least fifty percent (50%) of the outstanding shares entitled to vote are represented and require an absolute

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majority  of  the  Votes  cast.  Section  120  subsection  3 of  Book  2 of  the
Netherlands Civil Code is hereby deemed to be inapplicable. Resolutions of the General Meeting of shareholders with respect to an amendment of the Articles of Association, dissolution of the Company, acquisition of its own shares by the Company or pertaining to a merger may be adopted only when a quorum of at least fifty percent of the outstanding shares entitled to vote are represented and require a vote of at least two-thirds of the votes cast, representing more than fifty percent (50 %) of the outstanding capital.

3. If there is a tie in the vote for the election of the Members of the Supervisory Board, the chairman of the Supervisory Board shall select which nominee shall be elected. For all other shareholders' resolutions, if there is a tie it the vote, the proposal shall be rejected.

4. Abstentions on a particular matter shall be counted toward the quorum, but shall not be counted as affirmative votes.

Financial year, annual account and distribution of profit.
                                            .
Article 19.

1. The financial  year of the Company shall  coincide with the calendar year.

2.Each year within five months after the end of the financial year of the Company, save where this period is extended by a maximum of six months by the General Meeting on account of special circumstances, the Management Board shall draw up the annual accounts and deposit the same at the office of the Company open to the inspection of the shareholders. Within this period the Management Board unless section 403 of Book 2 of the Netherlands Civil Code -applies to the Company shall furthermore draw up the annual report and deposit it for inspection as stated above. The particulars as referred to in section 392, subsection 1 of Book 2 of the Netherlands Civil Code shall be added to these documents and furthermore, if the Supervisory Board gave an opinion, that opinion shall be added to these documents. The annual accounts shall be signed by all Managing--. Directors and Members of the Supervisory Board; if the signature of one or more of them is missing, this and the reason for such absence shall be stated.

3. Without prejudice to the provisions of the preceding paragraph, the Company shall ensure that the documents referred to in said paragraph shall be available at its office for inspection as stated above from the date of convening of the General Meeting of Shareholders at which said documents are to be considered. The persons entitled to inspect said documents may obtain a copy thereof at no cost.

4. The annual accounts shall be adopted by the General Meeting. Adoption of the annual accounts without reservation shall constitute a discharge from liability of the Managing Directors and the Members of the Supervisory Board, without prejudice to

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



the provisions of sections l. and 150 Volume 2 of the Netherlands Civil Code.

Article 20
                                         .
1. The profit shall be determined in accordance with generally accepted accounting principals.

2. Of the profit appearing from the annual accounts adopted by the General Meeting such a sum can be reserved as shall be fixed by the supervisory Board.

3. The remaining profits after the application of paragraph 2 of this Article shall be available to the General Meeting.

4. The Company may make distributions of profit to the shareholders only to the extent that the shareholders equity exceeds the paid and called up part of the capital increased by the amount of the reserves which it is required to maintain by law or by these Articles of Association.

5. Distribution of profit shall be made only after adoption of the annual accounts which shows that such distribution is possible.

6. In calculating the distribution of profit shares or the depositary receipts thereof, the full ownership -. of which is vested in the Company or in respect of which the Company has usufruct shall not be counted.

7. The Company may pay interim dividends with due observance of the provisions of paragraph 4. The resolution to distribute an interim dividend shall be passed by the Management Board after the approval of the Supervisory Board has been obtained.

8. The date on which dividends and other distributions become payable, no later than three months from the date such dividends have been declared shall be determined by the Supervisory Board and announced in-accordance with the provisions of Article 16, Section 4.

9. Dividends which have not been claimed within five years after the date on which they were made payable shall be forfeited to the benefit of the Company.

Alteration of the Articles of Association and winding up.

Article 21

         When a proposal to amend these Articles of Association or dissolve the Company is made to the General Meeting, -this must be stated in the convocation to the General Meeting of Shareholders. With respect to an amendment to the Articles of

Association, a copy of the proposal in which the proposed modification is stated in full must -. be filed at the office of the Company for inspection by every shareholder and must be kept on file and available for inspection until the end of the meeting. The provisions of Article 123 of the Netherlands Civil Code shall apply accordingly. In addition, no amendment to the Articles of Association will become effective until the Dutch Ministry of Justice has reviewed and approved such amendment and the notarial deed of alteration of the Articles of Association has been executed.

Liquidation.

Article 22.

1. If the Company is wound up, its liquidation shall be carried out by the Management Board under the supervision of the Supervisory Board. The provisions of Article 13 and Article 14, paragraphs 2. and 2, shall apply mutatis mutandis.

2.   The General Meeting shall determine the remuneration of the liquidators.

3. During the liquidation these Articles of Association shall remain in force to the extent possible.

4. The surplus assets remaining after satisfaction of all liabilities of the Company, shall be paid to the shareholders pro rata to the amount paid up on each one's shares.
Indemnification.

Article 23

1. The Company shall, to the fullest extent permitted by the law indemnify, and advance expenses to, Bach of its now acting and former members of the Supervisory Board, members of the Management Board, officers, employees and agents, whenever any such person is made a party, or threatened to be made a party, in any action, suit or proceeding by reason of his or her service with the Company.

2. The Company is authorized, to the fullest extent permitted by the law, as amended from time to time, to produce liability insurance on behalf of its now acting and former members of the Supervisory Board, -members of the Management Board, officers, employees and agents.

Finally the following statement was made:

  The issued share capital amounts to four million guilders (NLG. 4,000,000.)

End of deed.

         This instrument, drawn up in one original copy, was executed in Rijswijk (South Holland) on the date first before written. After the substance of this instrument had been stated -to the person appearing, he declared that he had noted the contents of this instrument and did not require it to be read out in full.

         Subsequently, following a partial reading in accordance with the law, this instrument was signed by the person appearing, who is known to me, Notary, and by me, Notary.



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